Exhibit 99.2

FOR RELEASE: IMMEDIATELY	CONTACT: JAMES E. HURLBUTT
(847) 446-7500

STEPAN DECLARES QUARTERLY DIVIDEND AND ELECTS NEW DIRECTOR

     NORTHFIELD, Illinois, July 27, 2011 – The Board of Directors of Stepan Company (NYSE: SCL) declared a quarterly cash dividend on its common stock of $0.2600 per share on July 26, 2011. The dividend is payable on September 15, 2011, to common stockholders of record on August 31, 2011.

     The Board of Directors also declared a quarterly cash dividend on its five and one half percent (5.5%) convertible preferred stock at the quarterly rate of $0.34375 per share. Dividends are payable on August 31, 2011 to preferred stockholders of record on August 15, 2011.

     In addition, Stepan Company today announced the election of Mr. James R. Voss to the Board of Directors effective August 1, 2011. Mr. Voss is the current Executive Vice President and Chief Operating Officer of Solutia, Inc., a global manufacturer of performance materials and specialty chemicals. Mr. Voss will succeed Mr. Gary E. Hendrickson who resigned from the Board of Directors effective August 1, 2011. Mr. Hendrickson is leaving the Board of Directors to focus on other commitments, including his new position as President and Chief Executive Officer of The Valspar Corporation. “We appreciate Gary’s significant contributions to the Board of Directors over the past two years and wish him well,” said F. Quinn Stepan, Chairman.

     Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation-related products. The common and preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbol SCL and SCLPR.

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